EXHIBIT 10.6

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (this "Amendment") dated as of April 22, 2015, to the Executive Employment Agreement (the "Agreement") dated July 25, 2013, by and between Matthew Revord ("Executive") and Potbelly Corporation ("Company").

The parties desire to amend the Agreement as set forth herein.

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.	Amendment. Paragraph 3(f) of the Agreement shall be deleted in its entirety and replaced with the following:

"(f)Equity Awards.  Executive shall be entitled to annual equity grants, if any, as determined by the Compensation Committee.  All stock options that are outstanding on the Effective Date, shall become fully vested on the Effective Date.  If Executive resigns his/her employment on account of retirement (which, solely for purposes of this Paragraph 3(f), shall mean a resignation by Executive with or without good reason after Executive has completed at least 10 years of service with the Company and if such termination is not for any other reason), all vested stock options that are outstanding on the Termination Date shall remain exercisable in accordance with the terms of the stock option agreement evidencing such stock option for five (5) years after the Termination Date (or, if less, the expiration date of such stock option).  Notwithstanding the preceding sentence, if, after the Termination Date, Executive becomes employed on a full-time basis or provides consulting services on a full-time basis for another employer or entity (as determined in the reasonable judgment of the Board) (the "Reemployment Date"), then the options shall remain exercisable in accordance with the terms of the stock option agreement evidencing such stock option until the earlier of (i) ninety (90) days following the Reemployment Date or (ii) the expiration date of the stock option term.  Executive shall provide written notice to the Company of any post-Termination Date employment that could reasonably be expected to constitute full-time employment for purposes of this Paragraph 3(f)."

2.

Counterparts.This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

3.

Miscellaneous.  Unless otherwise stated, capitalized terms are as defined or provided in the Agreement.  The Agreement, as amended hereby, is ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Potbelly Corporation /s/ Aylwin Lewis_____________________ By: Aylwin Lewis Its: President and Chief Executive Officer	Matthew Revord /s/ Matthew Revord_______________________ By: Matthew Revord Its: Senior Vice President, General Counsel